Exhibit 99.1

FOR IMMEDIATE RELEASE

Merix Investor Relations Contact:

Allen Muhich, Vice President, Finance & Investor Relations

503.716.3667

Merix Corporation Announces New Bank Credit Facility

BEAVERTON, OR, May 13, 2008 - Merix Corporation (NASDAQ:MERX) today announced that it has replaced its previous revolving bank credit facility with a new $55 million revolving facility that expires in February 2013.

The new $55 million Bank Credit Agreement with Bank of America N.A. replaces a similarly sized facility that was set to expire in September 2010. The terms and conditions of this new agreement are improved from the Company’s previous credit agreement including more favorable pricing and a more broad borrowing base. Similar to the Company’s previous agreement, the credit facility is secured by substantially all of Merix’ North American assets. Borrowings from the facility can be used to fund working capital, capital expenditures and other general corporate purposes.

“We are very pleased to continue our relationship with Bank of America who was a participant in our previous bank facility,” said Kelly E. Lang, Executive Vice President and Chief Financial Officer. “The new agreement gives us added flexibility to invest in our growing Asian business.”

About Merix

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include communications and networking, computing and peripherals, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. The forward looking statements in this news release are based on current expectations, and Merix Corporation assumes no obligation to update these forward-looking statements.

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